HC CAPITAL TRUST

SPECIAL MEETING OF SHAREHOLDERS

January 23, 2015

MINUTES

	The Special Meeting ('Meeting') of Shareholders of The International Equity Portfolio, The Institutional International Equity Portfolio, The Emerging Market Portfolio, and The Fixed Income
Opportunity Portfolio (each a 'Portfolio collectively, the 'Portfolios') of HC Capital Trust (the 'Trust') was called to order on January 23, 2015 at 10:00 a.m. ET at the offices of Hirtle, Callaghan & Co., LLC. ('Hirtle Callaghan'), Five Tower Bridge, 300 Barr Harbor Drive, Suite 500, West Conshohocken, Pennsylvania, pursuant to notice given to all shareholders of record.

	Mr. Robert J. Zion, President of the Trust, called the Meeting to order and acted as Chairman of the Meeting. He also served as Secretary of the Meeting, reporting on the Certification of the Meeting. Ms. Colette Bergman acted as Inspector of Elections and Ballots.

	Mr. Zion reported that the Board of Trustees had fixed the close of business on December 12, 2014 ('Record Date') for determination of shareholders entitled to vote at this Meeting and stated that only shareholders of the Portfolios as of the Record Date would be entitled to vote.

	Mr. Zion reported that Citi Fund Services Ohio,
Inc. ('Citi') as Agent for the Trust, received affidavits to the effect that the Notice of Special
Meeting, Proxy Statement and Proxy Card
('Meeting Documents') were mailed on or
about December 30, 2014 to each shareholder of the Portfolios as of the Record Date. Mr. Zion also stated that Citi, as Shareholder Servicing
Agent, had a list of registered shareholders for the Portfolios as of the close of business on the Record Date and that it was available for inspection. As of the Record Date, the total shares of the Portfolios entitled to vote were117,229,026.561 for The International
Equity Portfolio, 273,344,208.803 for The
Institutional International Equity Portfolio,
110,200,876.185 for The Fixed Income
Opportunity Portfolio, and  96,049,757.4 for The
Emerging Markets Portfolio.

	Mr. Zion stated that the registered shareholder list had been kept on file at the office of the Trust, subject to inspection by any stockholder during ordinary business hours. He also stated that the shareholder list would remain open during the Meeting for inspection by any shareholder. Mr. Zion indicated that the Meeting Documents and affidavit of mailing would be filed with the Minutes of the Meeting.

	Mr. Zion stated that under the Amended and Restated
Declaration of Trust, the holders of 40% of the outstanding shares of the Portfolios on the Record Date, represented in person or by proxy, constituted a quorum for the purpose of conducting business on behalf of the Portfolios at the Meeting. He further stated that under the Investment Company Act of 1940, the proposal to be considered at the Meeting required the affirmative vote of the lesser of (i) 67% of the Portfolios' outstanding shares represented at a meeting at which more than 50% of such outstanding shares are present in person or represented by proxy, or
(ii) more than 50% of the Portfolios' outstanding voting securities.

      Mr. Zion reported that all the Proxy Cards that had been received to date were on file and that of the total outstanding shares of the Portfolios entitled to vote at this Meeting, there were present by proxy (no shareholders were present in person) 107,013,149.742 shares for The International Equity Portfolio, 206,161,930.339 shares for The Institutional International Equity Portfolio, 70,412,554.646 shares for The Fixed Income
Opportunity Portfolio, and  82,029,057.196 shares for The
Emerging Markets Portfolio entitled to vote at the Meeting. Mr.
Zion stated that a quorum for the Portfolios was present and that the Meeting could proceed. Ms. Bergman then attended to the office of Inspector of Election and ballots, reported that she would subscribe and swear her Oath, and that the Oath of Office would be filed with the minutes of the Meeting.

       The Inspector of Election and Ballots reported that she did receive the votes by proxy ballot of each Portfolio with respect to the proposal. The holders of shares of the Portfolios cast by proxy ballot to vote at the Meeting were:

1.	Approval of a portfolio management agreement between the
Trust, on behalf of The International Equity Portfolio, and
City of London Investment Management Company Limited
('CLIM');


Portfolio

Record Date Shares
Shares Voted % of Total Shares For Proposal

% of Votes in Favor

The  International Equity
Portfolio
117,229,026.561
107,013,149.742 91.285%
107,013,149.742 100%


2.	Approval of a portfolio management agreement between the
Trust, on behalf of The Institutional International Equity
Portfolio, and CLIM;


Portfolio

Record Date Shares
Shares Voted % of Total Shares For Proposal

% of Votes in Favor

The Institutional
International Equity
Portfolio
273,344,208.803
206,161,930.339 75.422%
155,004,022.099 75.186%


3.	Approval of a portfolio management agreement between the
Trust, on behalf of The Emerging Markets Portfolio, and
CLIM;


Portfolio

Record Date  Shares
Shares Voted % of Total Shares For Proposal

% of Votes in  Favor

The  Emerging Markets
Portfolio
96,049,757.4
82,029,057.196 85.402%
72,267,763.196 88.101%


4.	Approval of a portfolio management agreement between the
Trust, on behalf of The Fixed Income Opportunity
Portfolio, and CLIM;


Portfolio

Record Date Shares
Shares Voted % of Total Shares For Proposal

% of Votes in Favor

The  Fixed Income
Opportunity Portfolio
110,200,876.185
70,412,554.646 63.894%
69,549,226.806 98.774%


Mr. Zion declared that the Proposals have been approved. On a motion duly made and seconded, the shareholders of the Portfolios duly adopted the following resolution:

RESOLVED, that the Portfolio Management
Agreements between
City of London Investment Management
Company Limited and the Trust relating to The
International Equity Portfolio, The Institutional
International Equity Portfolio, The Emerging
Markets Portfolio, and The Fixed Income
Opportunity Portfolio be, and hereby are, ratified, approved.

	Mr. Zion stated that unless there was further business to come before the Meeting, a motion to adjourn was in order. Hearing no further business, on a motion duly made and seconded, the Meeting was adjourned.





							Robert J. Zion
							Secretary to the
Meeting